EXHIBIT (a)(ii)
FOR INFORMATION PURPOSES ONLY.
FORM OF ACCEPTANCE FOR SERIES B SHARES TO BE DELIVERED BY INDEVAL PARTICIPANTS IN MEXICO
To Tender Series B Shares (“Series B Shares”)
Of
INDUSTRIAS BACHOCO, S.A.B. DE C.V. (the “Company”)
(ISIN: MX01BA1D0003)
Pursuant to the U.S. Offer to Purchase dated October 6, 2022, (the “U.S. Offer to Purchase”)
By
EDIFICIO DEL NOROESTE, S.A. DE .C.V. (the “Purchaser”)
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM NEW YORK TIME (THE “EXPIRATION TIME”) ON NOVEMBER 4, 2022 (AS SUCH DATE MAY BE EXTENDED, THE (“EXPIRATION DATE”) UNLESS THE U.S. OFFER IS EXTENDED.
[•][•], 2022
Casa de Bolsa BBVA México, S.A. de C.V.,
Grupo Financiero BBVA México
Paseo de la Reforma No. 510 Piso 16,
Col. Juárez, Ciudad de México 06600
Att: Mary Carmen Espinosa Osorio and Francisco Márquez Granillo
Email: rfi_equity.group@bbva.com, mary.espinosa@bbva.com and
franciscojavier.marquez.grani@bbva.com
Telephone: (55) 5621 9662 and/or (55) 5621 0870
Re.: Acceptance for Series B Shares of the Company
Dear [•]:
In connection with Edificio del Noroeste, S.A. de C.V.’s offer to purchase any and all issued and outstanding Series B shares, without par value (the “Series B Shares”), of Industrias Bachoco, S.A.B. de C.V., a publicly-held corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (the “Company”) held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Act of 1934, as amended (the “Exchange Act”), which defines a U.S. holder as “any security holder resident in the United States”), the undersigned, for and on behalf of [PARTICIPANT], which is a participant in S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores (the “Participant”), hereby informs Casa de Bolsa BBVA México, S.A. de C.V., Grupo Financiero BBVA México (“BBVA”), that this Participant has transferred the Series B Shares described below (the “Tendered Shares”), free of payment, to the account 01-024-2907 that BBVA maintains with S. D. Indeval, Institución para el Depósito de Valores, S.A. de C.V. In this regard, the Participant declares that it has been authorized and instructed by the legitimate owners of the Tendered Shares (directly or through a securities intermediary), to carry out the sale of the Tendered Shares under the terms of the U.S. Offer to Purchase:
Number of Series B Shares Tendered
[•]
The U.S. Offer Price (as defined in the U.S. Offer to Purchase) per Series B Share shall be paid in Mexican pesos, without interest and less (i) any applicable brokerage fees and commissions, and (ii) applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer and other related materials, in the account indicated below:
Participant’s bank account information and payment instructions:	Bank: [•] Account: [•] CLABE: [•] Beneficiary: [•] Reference: [•]
The undersigned certifies on behalf of the Participant that the information concerning its clients and/or on its own behalf is true, that it is aware of and accepts the terms of the U.S. Offer on behalf of its clients and that it has sufficient legal authority granted by the Participant and the Participant has sufficient legal authority granted by its clients, to submit and accept the terms of this Acceptance for Series B Shares, which authority(ies) has not been modified, revoked or limited in any way.
Participant’s full name:
Name(s) Power(s) of Attorney(s):
Title Power(s) of Attorney(s):
Address:
Contact Phone Number:
E-mail:
Indeval Participant Account:
The reception hours will be from 10:00 a.m. to 5:00 p.m., New York time, during all business days of the offering period of the U.S. Offer, including the Expiration Date. Any Acceptance for Series B Shares that is received after 5:00 p.m. (New York time) on the Expiration Date or that is not otherwise received in accordance with the terms indicated in the U.S. Offer to Purchase will not be validly delivered pursuant to the terms of the U.S. Offer and, in such case, the Series B Shares underlying such Acceptance for Series B Shares will not have been validly tendered into the U.S. Offer and the Purchaser will be under no obligation to acquire such Series B Shares, at the reasonable discretion of BBVA or the Purchaser, without any liability whatsoever for BBVA or the Purchaser.
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of Series B Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding to all parties. The Purchaser reserves the absolute right to reject any or all tenders of Series B Shares determined by it not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Series B Shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Series B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
With regard to the U.S. Offer, the Participant, for and on behalf of its client or clients who own the Tendered Shares, hereby certifies that it has received instructions from such client or clients to sell the Tendered Shares and to accept the terms and conditions described in the U.S. Offer to Purchase available on the website of the U.S. Securities and Exchange Commission at www.sec.gov. Additionally, the Participant certifies that this Acceptance for Series B Shares contains the information and instructions of such client or clients received by the Participant, including up to the total number of Series B Shares that they intend to tender and that all of the shareholders with respect to whom this Acceptance for Series B Shares is presented, are the legitimate owners of the Tendered Shares, in accordance with their records and internal listings as of the date hereof and have sufficient legal capacity to tender them under the terms of the U.S. Offer.

The undersigned certifies, on behalf of the institution he/she represents, that the information contained in this Acceptance for Series B Shares is correct and complete, that he/she knows and accepts the terms of the U.S. Offer, and that he/she has the authority to present and be bound by the terms of this Acceptance for Series B Shares.
The undersigned certifies and acknowledges that BBVA is acting solely in its capacity as intermediary and settlement agent of the Mexican Offer and not in any other capacity. BBVA’s participation in connection hereto, including the receipt of this Acceptance for Series B Shares and the deposit of the undersigned’s Series B Shares in BBVA’s Indeval account, as well as the settlement of the Series B Shares by payment to the participant in Indeval, will occur solely through Indeval’s systems in Mexico.
THE RECEIPT BY BBVA OF THIS ACCEPTANCE FOR SERIES B SHARES FROM THE UNDERSIGNED INDEVAL PARTICIPANT IN MEXICO SHALL NOT BE CONSTRUED AS A FORM OF COMMUNICATION BETWEEN BBVA AND SERIES B SHAREHOLDERS IN THE UNITED STATES AND SHALL NOT IMPLY THAT BBVA IS CARRYING OUT ANY ACTIVITY IN CONNECTION WITH THE U.S. OFFER, EITHER AS AN AGENT OF PURCHASER OR OTHERWISE.
In the event of an inconsistency between the terms and procedures in this Acceptance for Series B Shares and the U.S. Offer to Purchase, the terms and procedures in the U.S. Offer to Purchase shall govern.
Attached hereto is a copy of the power of attorney granted to the person(s) signing this Acceptance for Series B Shares on behalf of the Participant.
Sincerely yours, [PARTICIPANT]

By:
Title: